State of Delaware
Secretary of State
Division of Corporations
Delivered 12:44 PM 05/05/2017
FILED 12:45 PM 05/05/2017
SR 20173263082 - File Number 5120182

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HOTAPP INTERNATIONAL, INC.

May 5, 2017

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

That at a meeting of the Board of Directors of HotApp International, Inc. (the "Corporation") resolutions were duly adopted setting forth proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation, be further amended by changing the first sentence of the Fourth Article so that, as amended, said first sentence of Article FOURTH shall be read as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000,000,000 shares of capital common stock having a par value of $0.0001 per share and 15,000,000 shares of preferred stock having par value of $0.0001 per share."

WHEREAS, that thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

WHEREAS, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The vote by which the stock holders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or may be required by their provisions of the certificate of incorporation, as amended, have voted in favor of this amended is 90%.

The change described herein will be effective upon filing this certificate with the Delaware Secretary of State.

HotApp International, Inc.

Conn Flanigan
Secretary